Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion or incorporation by reference in this Registration Statement on Form S-8 of Energy XXI (Bermuda) Limited (referred to herein as "Energy XXI") to our firm and our report, dated August 22, 2008, which sets forth our estimates of the proved oil and gas reserves, as of June 30, 2008, originally included in Energy XXI's Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on September 11, 2008.

We further consent to references of our firm under the caption "Experts" in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ J. Carter Henson, Jr.
J. Carter Henson, Jr.
Senior Vice President

Houston, Texas
June 10, 2009